Exhibit 16

November 21, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 21, 2008 of Cellu Tissue Holdings, Inc. and are in agreement with the statements contained in the first four paragraphs on page 1 therein. We have no basis to agree or disagree with any other statements of the registrant contained therein.

/s/ Ernst & Young LLP